As filed with the Securities and Exchange Commission on September 11, 2008
Registration No. 333-153281

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	6035	55-0694814
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

One Community Place
Bluefield, Virginia 24605-0989
(276) 326-9000
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

John M. Mendez
President and Chief Executive Officer
First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jeffrey D. Haas, Esq.	Robert A. Singer, Esq.
David Teeples, Esq.	Brooks, Pierce, McLendon, Humphrey
Patton Boggs LLP	& Leonard, L.L.P.
2550 M Street, NW	230 N. Elm Street, Suite 2000
Washington, DC 20037	Greensboro, North Carolina 27401
202-457-6000	(336) 373-8850

Approximate date of commencement of proposed sale to the public:  Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered(1)	per Share or Unit	Offering Price(2)	Fee
Common Stock, par value $1.00 per share	552,300	N/A	$8,187,408.45	$321.77*

*	Previously paid.

(1)	Based upon the maximum number of shares of common stock of First Community Bancshares, Inc. (“First Community”) to be issued pursuant to the Agreement and Plan of Merger, dated as of July 31, 2008, among First Community and Coddle Creek Financial Corp. (“Coddle Creek”), calculated as the product of (a) 610,545 (the number of shares of Coddle Creek common stock estimated to be outstanding at the time the merger transaction is consummated) and (b) 0.9046 (the number of shares of common stock of First Community to be exchanged for each share of Coddle Creek common stock in the merger transaction).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the market value of the shares of Coddle Creek common stock to be cancelled in the merger transaction, computed, in accordance with Rule 457(f)(2) and (3), as (a) the product of (i) $33.01 (the book value of a share of Coddle Creek common stock as of June 30, 2008) and (ii) 610,545 (the number of shares of Coddle Creek common stock estimated to be outstanding at the time the merger transaction is consummated), less (b) $11,966,682 (the estimated amount of cash that will be paid by First Community to the stockholders of Coddle Creek in the merger transaction).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Nevada law permits a Nevada corporation to indemnify its directors and officers in certain circumstances. Specifically, Section 78.7502 of the NRS provides as follows:

Indemnification of directors and officers.

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, or that, with respect to any criminal action or proceedings, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not, opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for negligence or misconduct in the performance of his duty to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

First Community’s articles of incorporation, which will be the articles of incorporation of the surviving corporation, provide that First Community will indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to service for or at the request of

First Community. First Community will not indemnify a director, officer, employee or agent if: (A) he did not act in good faith; (B) he did not reasonably believe that the actions were either (i) in First Community’s best interests, or (ii) not opposed to First Community’s best interests; or (C) with respect to a criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful.

First Community’s articles of incorporation also provide that no director will be liable to First Community or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the director’s liability will not be eliminated or limited: (A) for any breach of the director’s duty of loyalty to First Community or its stockholders; (B) for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law; (C) for the payment of any distribution in violation of Nevada law; or (D) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on August 29, 2008 are as follows:

(a) List of Exhibits:

Exhibit
No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of July 31, 2008, among First Community Bancshares, Inc. and Coddle Creek Financial Corp.(1)
2.2	Form of Shareholder Agreement, dated as of July 31, 2008, among First Community Bancshares, Inc., Coddle Creek Financial Corp. and each director and executive officer of Coddle Creek Financial Corp. and Mooresville Savings Bank, Inc., SSB.(1)
3.1	Articles of Incorporation of First Community Bancshares, Inc., as amended.(2)
3.2	Bylaws of First Community Bancshares, Inc., as amended.(3)
4.1	Specimen stock certificate of First Community Bancshares, Inc.(4)
5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.*
8.1	Opinion of Patton Boggs LLP regarding certain tax matters.
21.1	Subsidiaries.(5)
23.1	Consent of Dixon Hughes PLLC.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney.*
99.1	Consent of Howe Barnes Hoefer & Arnett, Inc.(1)
99.2	Form of proxies for the special meeting of stockholders of Coddle Creek Financial Corp.*

*	Previously filed.

(1)	Included as an appendix to the proxy statement/prospectus contained in this Registration Statement.

(2)	Incorporated by reference from First Community Bancshares, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the Securities and Exchange Commission on August 5, 2005.

(3)	Incorporated by reference from Item 5.03 of First Community Bancshares, Inc.’s Current Report on Form 8-K, dated February 14, 2008, filed with the Securities and Exchange Commission on February 20, 2008.

(4)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000, as amended April 13, 2000.

(5)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2007, filed with the Securities and Exchange Commission on March 13, 2008.

(b) Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements of First Community that are incorporated herein by reference.

(c) Item 4(b) Information

Incorporated as Appendix B to the proxy statement/prospectus contained in this Registration Statement.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on September 11, 2008.

FIRST COMMUNITY BANCSHARES, INC.

By:	/s/ John M. Mendez
John M. Mendez
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ John M. Mendez John M. Mendez	Director, President and Chief Executive Officer (Principal Executive Officer)	September 11, 2008

/s/ David D. Brown David D. Brown	Chief Financial Officer (Principal Financial Officer)	September 11, 2008

Franklin P. Hall	Director

/s/ Allen T. Hamner* Allen T. Hamner	Director	September 11, 2008

/s/ I. Norris Kanton* I. Norris Kanton	Director	September 11, 2008

/s/ A.A. Modena* A.A. Modena	Director	September 11, 2008

/s/ Robert E. Perkinson, Jr.* Robert E. Perkinson, Jr.	Director	September 11, 2008

/s/ William P. Stafford* William P. Stafford	Director	September 11, 2008

/s/ William P. Stafford, II* William P. Stafford, II	Director	September 11, 2008

*By:	/s/ John M. Mendez
John M. Mendez,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of July 31, 2008 among First Community Bancshares, Inc. and Coddle Creek Financial Corp.(1)
2.2	Form of Shareholder Agreement, dated as of July 31, 2008, among First Community Bancshares, Inc., Coddle Creek Financial Corp. and each director and executive officer of Coddle Creek Financial Corp. and Mooresville Savings Bank, Inc., SSB.(1)
3.1	Articles of Incorporation of First Community Bancshares, Inc., as amended.(2)
3.2	Bylaws of First Community Bancshares, Inc., as amended.(3)
4.1	Specimen stock certificate of First Community Bancshares, Inc.(4)
5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.*
8.1	Opinion of Patton Boggs LLP regarding certain tax matters.
21.1	Subsidiaries.(5)
23.1	Consent of Dixon Hughes PLLC.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney.*
99.1	Consent of Howe Barnes Hoefer & Arnett, Inc.(1)
99.2	Form of proxies for the special meeting of stockholders of Coddle Creek Financial Corp.*

*	Previously filed.

(1)	Included as an appendix to the proxy statement/prospectus contained in this Registration Statement.

(2)	Incorporated by reference from First Community Bancshares, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the Securities and Exchange Commission on August 5, 2005.

(3)	Incorporated by reference from Item 5.03 of First Community Bancshares, Inc.’s Current Report on Form 8-K, dated February 14, 2008, filed with the Securities and Exchange Commission on February 20, 2008.

(4)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000, as amended April 13, 2000.

(5)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2007, filed with the Securities and Exchange Commission on March 13, 2008.